Exhibit 10.1
[Execution Copy]
TRANSITION AGREEMENT
     THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of August 7, 2007 (the “Effective Date”), by and among Calamos Asset Management, Inc., a Delaware corporation (“CAM”), Calamos Advisors LLC, a Delaware limited liability company (“Advisors”) and wholly-owned subsidiary of its sole managing member, Calamos Holdings LLC (“Holdings”) (together with each of its successors and assigns permitted under this Agreement sometimes referred to herein as the “Company”), and Patrick H. Dudasik (“Executive”).
RECITALS
     WHEREAS, the Executive has been employed by the Company or its predecessor since 2001 and currently serves as Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company;
     WHEREAS, Executive has advised the Company of his desire to retire from the Company some time in 2008;
     WHEREAS, the Company desires to provide for an orderly transition of Executive’s duties and responsibilities and Executive desires to assist the Company in obtaining an orderly transition;
     WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement dated as of October 26, 2004 (the “Employment Agreement ”); and
     WHEREAS, the Company and Executive now desire to enter into an agreement setting forth the terms of Executive’s continued employment with the Company, his separation from employment and the rights and duties of the parties after entering into this Agreement;
     NOW THEREFORE, the parties agree as follows:
     1. Defined Terms. To the extent not otherwise defined in this Agreement, capitalized terms shall have the same meaning ascribed to them in the Employment Agreement.
     2. Duties. During the period beginning on the Effective Date and ending on the earlier of: (a) a date mutually agreed to by the Executive and the Company, (b) a date determined by the Company and communicated to the Executive with no less than seven (7) days advance written notice, (c) the date of the Executive’s death or (d) March 10, 2008 (such period referred to as the “Transition Period”), subject to the following sentence, the Executive will continue to have the same titles, duties and responsibilities as he has as of the Effective Date (other than those of Chief Operating Officer, which shall be promptly transitioned by Executive at the direction of the President and Chief Executive Officer) and shall also assist the Company with respect to the identification of, and the transition of his duties to, his successor as the Company’s Chief Financial Officer. The Company and Executive acknowledge that during the Transition Period, Executive’s titles, duties and responsibilities will be those of Chief Financial Officer, and may be changed as the Company’s President and Chief Executive Officer may determine, such that Executive’s position as

Chief Financial Officer may end if, as and when the Board elects a new Chief Financial Officer, in which case the Executive shall assume employment duties as an advisor to the Company with respect to such positions. The Executive’s employment shall terminate as of the last day of the Transition Period.
     3. Compensation. In recognition of the Executive’s contributions to the Company and as consideration for the release and the other promises of Executive contained in this Agreement, which shall be deemed to include Executive’s agreement to faithfully discharge the duties and remain in the employ of the Company as described above through the last day of the Transition Period, the Company will provide Executive with the following compensation and benefits; provided, further, that Executive timely signs and returns this Agreement and the release attached as Exhibit A hereto, and timely signs and returns the identical general release, pursuant to Paragraph 8 below:
          (a) Base Salary and Benefit Plan Participation. During the Transition Period, the Executive will continue to (i) receive his Base Salary as in effect on the Effective Date and (ii) participate in the pension and welfare benefit plans, perquisite programs, expense reimbursement and vacation policies pursuant to the Employment Agreement.
          (b) 2007 Annual Bonus. Executive shall receive a bonus under the Annual Bonus Program for 2007 in an amount equal to that percentage of his Target Bonus which is equal to the average percentage of Target Bonus paid to the Company’s other senior officers under the Annual Bonus Program with respect to 2007. The bonus will be paid at such time as the 2007 annual bonus is paid to the Company’s senior executive officers, and in all events no later than March 15, 2008. In the event the last day of the Transition Period occurs prior to December 31, 2007, the amount described in this paragraph (b) will be prorated based on the portion of 2007 which has elapsed as of the last day of the Transition Period.
          (c) 2008 Annual Bonus. Executive shall receive a pro rata bonus for 2008 based on 80% of his Target Bonus for 2007 and the portion of 2008, if any, which has elapsed as of the last day of the Transition Period. The prorated bonus will be paid within five days of the last day of the Transition Period.
          (d) Retirement Payment. Within five (5) days of the last day of the Transition Period and in no event later than March 15, 2008, the Company will pay to Executive a retirement payment equal to $2,710,000.
     4. Effect of Termination of Employment Prior to Last Day of Transition Period or Breach by Executive. In the event Executive’s employment terminates prior to the last day of the Transition Period due to Executive’s voluntary resignation, or in the event Executive breaches his promises hereunder, including those set forth in Section 3, then none of the amounts described in Paragraphs 3(b), (c) and (d) shall be payable to Executive.
     5. No Additional Entitlements; Cancellation of Equity Awards. Executive understands and acknowledges that he will have no further entitlements, other than those included in this Agreement and except with respect to rights, if any, that have vested as of the last day of his employment under the Company’s pension or welfare plans, rights to maintain COBRA coverage, and such rights which he has under the indemnification provisions described in the Employment Agreement. For avoidance of doubt, Executive understands and agrees that after the Effective Date he will not be entitled to any grants or awards under the Long Term Incentive Programs and all of the stock options and restricted stock units held by Executive shall be cancelled and forfeited as of the Effective Date and shall not hereafter vest or become exercisable..
     6. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
     7. Section 409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (a) Executive is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service.
     8. Execution of Agreement; Release of Claims. The payments and benefits to the Executive pursuant to this Agreement are contingent upon (i) the Executive executing and delivering to the Company this Agreement and a release of claims in the form attached to this Agreement as Attachment A (the “Release”) by 5:00 p.m. (CDT) on Friday, August 10, 2007, and (ii) the Executive executing and delivering to the Company on the last day of the Transition Period a release of claims in substantially the same form as the Release, effective as of that date.
     9. Entire Agreement. Executive acknowledges and agrees that this Agreement includes the entire agreement and understanding between the parties and supercedes any prior agreements, written or oral, including the Employment Agreement, with respect to the subject matter hereof, including the termination of Executive’s employment after the Effective Date and all amounts to which Executive shall be entitled whether during the Transition Period or thereafter; provided, however, the Company and Executive acknowledge and agree that the provisions of Section 9 (Arbitration of Disputes), Section 11 (Executive’s Covenants), Section 12 (Indemnification), Section 13 (Successors), Section 14 (Amendment; Waiver) and paragraphs 15(c) through 15(i) of the Employment Agreement shall continue to apply to the Company and Executive as if fully set forth in this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Transition Agreement as of the date and year first set forth above.

CALAMOS ADVISORS LLC

By:	/s/ John P. Calamos, Sr.
Its:	President and Chief Executive Officer

CALAMOS ASSET MANAGEMENT, INC.

By:	/s/ John P. Calamos, Sr.

Its:	President and Chief Executive Officer

EXECUTIVE

/s/Patrick H. Dudasik

Exhibit A
GENERAL RELEASE OF ALL CLAIMS
     1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Calamos Asset Management, Inc., Calamos Holdings LLC and Calamos Advisors, LLC (collectively, “Company”), Company’s Subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Executive Employment Agreement between the Company and Executive, dated as of October 24, 2004, as amended from time to time (the “Employment Agreement”), the Transition Agreement between the Company and the Executive (the “Transition Agreement”), with respect to which this is the Release referred to in Section 8 thereof, and any claims under any stock option and restricted stock unit agreements between Executive and the Company) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not apply to (a) any claims or rights for compensation, benefits, indemnification and any other surviving rights now existing under the Transition Agreement, the organization documents of the Company or any other agreement providing for indemnification regardless of when any claim is filed, or (b) any claims or rights under directors and officers liability insurance.

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     2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.
     3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language. If Executive violates this General Release by suing Releasees, other than as set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.
     4. Executive acknowledges and recites that:
     (a) Executive has executed the Transition Agreement and this General Release knowingly and voluntarily;
     (b) Executive has read and understands the Transition Agreement and this General Release in its entirety;
     (c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of the Transition Agreement and this General Release before executing it; and
     (d) Executive’s execution of the Transition Agreement and this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of the Transition Agreement and this General Release.
     5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.
     PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	Executive:

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